UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

ManTech International Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-49604	22-1852179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12015 Lee Jackson Highway, Fairfax, VA		22033
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 218-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2011, ManTech International Corporation (the “Company”) entered into a Credit Agreement by and among the Company, Bank of America, N.A. (as Administrative Agent and L/C Issuer), JPMorgan Chase Bank and Wells Fargo Bank, National Association (as Co-Syndication Agents), PNC Bank, National Association (as Swing Line Lender and Co-Documentation Agent), RBC Capital Markets and U.S. Bank, National Association (as Co-Documentation Agents), and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $500 million revolving credit facility, with a $25 million letter of credit sublimit and a $30 million swing line loan sublimit. The Credit Agreement also contains an accordion feature that permits the Company to arrange with the lenders for the provision of up to $250 million in additional commitments.

At closing, the Company did not have any borrowings under the Credit Agreement.

Under the Credit Agreement, the interest rate for all borrowings under the facility will be at a variable rate, initially equal to LIBOR plus 150 basis points per annum, that may change based on the Company’s consolidated total leverage ratio, as described in the Credit Agreement. The maturity date for the Credit Agreement is October 12, 2016.

The terms of the Credit Agreement permit prepayment and termination of the loan commitments at any time, subject to certain conditions. The credit facility requires the Company to comply with specified financial covenants, including the maintenance of a certain consolidated total leverage ratio, senior secured leverage ratio, and fixed charge coverage ratio. The Credit Agreement also contains various covenants, including affirmative covenants with respect to certain reporting requirements and maintaining certain business activities, and negative covenants that, among other things, may limit or impose restrictions on our ability to incur liens, incur additional indebtedness, make investments, make acquisitions, and undertake certain other actions.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the preceding description of the material terms of the Credit Agreement is qualified in its entirety by reference to the complete document filed as an exhibit to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

On October 12, 2011, in connection with the entry of the Company into the Credit Agreement, the Company repaid and terminated the commitments under the Company’s prior credit agreement, dated as of April 30, 2007 (as subsequently amended), by an among the Company, Bank of America, and the other lenders party to that agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On October 13, 2011, the Company announced that it had entered into the Credit Agreement. A copy of the October 13, 2011 release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Credit Agreement by and among the Company, Bank of America, N.A. (as Administrative Agent and L/C Issuer), JPMorgan Chase Bank and Wells Fargo Bank, National Association (as Co-Syndication Agents), PNC Bank, National Association (as Swing Line Lender and Co-Documentation Agent), RBC Capital Markets and U.S. Bank, National Association (as Co-Documentation Agents), and the other lenders party thereto, dated October 12, 2011.

99.1	ManTech International Corporation Press Release, dated October 13, 2011, announcing that it had entered into the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ManTech International Corporation

Date: October 13, 2011	By:	/s/ Michael R. Putnam
Michael R. Putnam
SVP – Corporate & Regulatory Affairs